Exhibit 99.2

Proxim Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$16,003
Accounts receivable, net	6,050
Inventory	13,020
Other current assets	2,238
Total current assets	37,311
Property and equipment, net	5,981
Goodwill and other intangible assets, net	19,910
Restricted cash	20
Other assets	385
Total assets	$63,607

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Short-term bank loan, secured	$3,000
Accounts payable	8,440
Capital lease obligations, current	893
Accrued royalties and interest, current	11,808
Other accrued liabilities	20,017
Convertible bridge loan	10,000
Convertible promissory notes	—
Total current liabilities	54,158
Capital lease obligations, long-term	49
Accrued royalties, long-term	6,579
Long-term debt	101
Restructuring accruals, long-term	6,977
Common stock warrants	—
Series C mandatorily redeemable preferred stock	40,671
Total liabilities	108,535

Series A mandatorily redeemable convertible preferred stock	—
Total mandatorily redeemable convertible preferred stock	—

Stockholders’ deficit:
Capital stock	453,087
Accumulated deficit	(497,486)
Notes receivable from stockholders	(529)
Total stockholders’ deficit	(44,928)
Liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$63,607

Proxim Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2004	2004
Product revenue, net	$24,084	$113,724
License revenue	—	—
Total revenue, net	24,084	113,724
Cost of revenue	19,297	76,089
Royalty charges (benefit)	—	(3,179)
Restructuring provision for (benefit from) excess	—
and obsolete inventory	(820)	(820)
Gross profit	5,607	41,634
Operating expenses:
Research and development	4,935	19,095
Selling, general and administrative	11,361	45,456
Legal expense for certain litigation	71	1,121
Amortization of intangible assets	3,240	17,916
Impairment of intangible assets	12,233	12,233
Bad debt expense	—	—
Restructuring charges (benefit)	66	2,095
Loss from operations	(26,299)	(56,282)
Interest income (expense), net	(1,162)	(4,406)
Other income (expense), net	5,289	12,760
Loss on early extinguishment of debt	—	—
Loss before income taxes	(22,172)	(47,928)
Income tax provision	799	799
Net loss	(22,971)	(48,727)
Accretion of Series A preferred stock obligations	(390)	(5,460)
Accretion of Series B preferred stock obligations	(382)	(1,546)
Induced conversion charge	(44,000)	(44,000)
Net loss attributable to common stockholders - basic and diluted	$(67,743)	$(99,733)

Net loss per share - basic and diluted	$(2.69)	$(6.42)
Weighted average common shares	25,150	15,539

As a percentage of revenue:
Gross margin	23.3%	36.6%
Research and development expense	20.5%	16.8%
Selling, general and administrative expense	47.2%	40.0%